Exhibit 1

JOINT FILING AGREEMENT

The undersigned parties hereby agree that the Schedule 13G filed herewith (and any amendments thereto) relating to the stock of Cash Technologies, Inc. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: July 30, 2003.

/s/ ERIC BUTLEIN
Eric Butlein

/s/ JAYNE BUTLEIN
Jayne Butlein

/s/ ERIC BUTLEIN
Ejada Limited Partnership By: Eric Butlein General Partner

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